Middlesex Water Company 8-K

Exhibit 99.1

MIDDLESEX WATER COMPANY RATES APPROVED BY

NJ BOARD OF PUBLIC UTILITIES

ISELIN, NJ (June 18, 2014) Middlesex Water Company (NASDAQ:MSEX) announced that the New Jersey Board of Public Utilities (BPU) has approved a $4.2 million increase in base water rates to its customers located in central New Jersey effective July 20, 2014, reflecting an overall revenue increase of approximately 6.34%. In its original petition filed with the BPU in November 2013, Middlesex sought an increase in base rates of $10.6 million or approximately 15.9% to recover costs of increases in chemicals, fuel, electricity, technology, taxes, labor, benefits and other operating and maintenance expenses. That petition was updated in March 2014 to an increase in base rates of $8.1 million or approximately 12.1%.

Middlesex Water has invested over $11.0 million in prudent infrastructure rehabilitation since its last rate filing in January 2012. The new rates are designed to allow for a 6.72% overall rate of return on invested capital in rate base of $208.5 million. The return on equity portion of the rate of return was set at 9.75%.

“Recent economic conditions positively impacting employee benefit costs, combined with overall improved operating results during the test period used for ratemaking purposes have enabled us to negotiate this favorable outcome, despite it being well below our initial filing,” said Dennis W. Doll, Middlesex Water President and CEO. “Making prudent investments in our drinking water infrastructure to deliver safe, adequate and proper water service to customers and maintaining fair and reasonable rates continues to be a delicate balance,” added Doll.

Middlesex Water Company presently serves retail customers in the Townships of Woodbridge, Edison, the Borough of South Plainfield, Carteret, Metuchen, the City of South Amboy, and the Township of Clark. The Company serves a significant population through wholesale contracts with the Boroughs of Highland Park, the Old Bridge Municipal Utilities Authority, Marlboro Township and the Townships of East Brunswick and Rahway. The increase will only affect only the retail and contract customers listed above.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. Headquartered in Iselin, NJ, Middlesex Water is subject to various Federal and State regulatory agencies concerning water quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

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Contact: Bernadette Sohler, Vice President – Corporate Affairs Middlesex Water Company (732) 638-7549